Exhibit 10.32


                              September 29, 1997


The Female Health Company
875 North Michigan Avenue
Suite 3660
Chicago, IL  60611

Ladies and Gentlemen:

   (I) This is to confirm our understanding that Vector Securities International, Inc. ("Vector) has been engaged as exclusive financial advisor of The Female Health Company (the "Company") for a period of one year commencing with the Company's acceptance of this agreement (the "Initial Period") for the purpose of assisting the Company in conducting discussions and negotiations leading to the consummation of (i) a sale of all or a portion of the business, assets, or stock of the Company to an "Acquiror" or (ii) one or more distribution arrangement(s) (each a "Distribution Arrangement") (as further defined in Paragraph (V) below) relating to any of the Company's products with one or more partners (each a "Partner"). In its role as exclusive financial advisor, Vector will diligently assist the Company in: (a) identifying prospective Acquirors or Partners; (b) preparing appropriate marketing materials; and c) at the Company's request, conducting discussion and negotiations looking toward the consummation of a transaction(s). Upon mutual agreement, the parties can consent that Vector's engagement hereunder will be extended for additional six-month periods under the terms set forth herein. This Initial Period any an extensions thereof are hereinafter referred to as the "Engagement Period."

   (II) The Company will pay Vector a nonrefundable retainer fee of $75,000, such fee to be paid in the form of a five-year common stock warrant (the "Warrant") exercisable into 75,000 shares of Common Stock of the Company, at an exercise price of $2.00 per share. The Warrant will be issued immediately upon the earlier to occur of (i) a good faith determination by the Company and Vector that a party has been identified that has a serious interest in acquiring the Company; (ii) the Company's request of Vector to assist it negotiating (a) a Distribution Arrangement with one or more parties identified by either Vector or the Company, or (b) a distribution arrangement that does not fall within the definition of a Distribution Arrangement with respect to which Vector's assistance is required in accordance with Paragraph (VI); of
(iii) consummation of a Distribution Arrangement with respect to which Vector would be entitled to a Success Fee (defined below) as set forth in Paragraph
(V), regardless of whether Vector assisted in the negotiations regarding such Distribution Arrangement. The specific terms and conditions relating to such Warrant shall be set forth in a separate warrant agreement to be negotiated between the parties. It is understood that such terms and conditions will include standard anti-dilution and piggyback rights and, commencing 180 days after the issuance of such arrant, one demand registration right. Any registration statement filed with respect to the 75,000 shares of Common Stock shall be kept effective by the Company until the earlier to occur of: (i) all 75,000 shares of Common Stock registered with respect thereto being sold (as further described in the warrant agreement); or (ii) one year elapsing from the date of the registration of such shares. The Company also agrees to pay all of our reasonable out-of-pocket expenses, including fees and disbursements of our outside counsel; provided, however, that such expenses shall not include the preparation of this letter agreement and shall be limited to expenses directly related to Vector's services provided under Paragraphs (III), (IV) and (V), and shall be paid in cash upon submission of a bill or bills by us from time to time. It is understood that Vector's expenses, including the fees and disbursements shall not exceed $40,000 without the prior approval of the Company, and such approval shall not be unreasonably withheld. Furthermore, it is understood that outside counsel will not be hired by Vector without prior written approval of the Company except for outside counsel used in connection with Vector's services pursuant to preparing an opinion of fairness as described in Paragraph III below.

   (III) If an agreement for a sale, merger, consolidation, tender offer, business combination or similar transaction involving all or a portion of the business, assets, or stock of the Company (a "Sale") is entered into or a Sale is consummated (i) within the Engagement Period with any party, or (ii) not later than eighteen months after the termination of such Engagement Period (the "Continuing Rights Period") with a party (or any entity controlled by or affiliated with such party) as to which Vector rendered any services under this agreement (a "Protected Party"), the Company agrees to pay Vector a fee (a "Success Fee") equal to 4.0% of the aggregate consideration to be received by the Company and/or its shareholders in such transaction, such fee to be payable in cash promptly upon the closing or with more than one Acquiror, the Company agrees that the aggregate consideration used to calculate Vector's fee hereunder shall be the sum total of the aggregate consideration received or to be received in each such closing from each such Acquiror. For the purpose of calculating our fee under this Paragraph (III), the aggregate consideration received with respect to the business, assets, stock, options, warrant or other securities of the Company shall be equal to the total of all cash, assets, stock, options, warrants or other securities paid, issued, granted, transferred, contributed or the like ("Paid") by the Acquiror. Aggregate consideration shall also include, without duplication, (a) any commercial bank, capital lease obligations, convertible indebtedness or other indebtedness of the Company that is repaid or for which the responsibility to pay is assumed by the Acquiror in connection with the Sale; (b) the greater of the stated value or the liquidation value of preferred stock of the Company that is assumed or acquired by the Acquiror that is not converted into common stock upon the consummation of such transaction; and (c) future payments for which the Acquiror is obligated either absolutely or upon the attainment of milestones, financial results, or other future events ("Acquiror Future Payments"). The fee paid to Vector as a result of Acquiror Future Payments shall be paid when such Acquiror Future Payments are Paid. It is further understood that aggregate consideration shall not be reduced by the amount of the fee due Vector hereunder. For the purpose of calculating our fee, securities constituting part of aggregate consideration that are traded on a national securities exchange of the Nasdaq National Market System shall be valued at the last closing price thereof prior to the date of the consummation or closing of any such transaction. Such securities which are traded over the counter shall be valued at the mean between the latest bid and ask prices prior to such date. Any debt or other securities of the Acquiror shall be valued at their fair market value. In the event a Sale of the Company is consummated through a multiple-step transaction wherein the Acquiror is not obligated either absolutely or upon the attainment of milestones, financial results, or other future events to make future payments to further increase its ownership in the Company the ("Acquiror Multiple-Step Payments"), the Company agrees to pay Vector a fee on such Acquiror Multiple-Step Payments, and such fee shall be calculated pursuant to this Paragraph (III). Such fee shall be payable when such Acquiror Multiple-Step Payments are Paid and shall be in addition to the fees paid to Vector in the earlier step(s) of such transaction. Vector shall, at the Company's request and without further compensation hereunder, provide to the Board of Directors of the Company (or any special committee charged thereby). Vector's opinion as to the fairness, from a financial point of view, of any Sale transaction involving greater than a majority of the business assets or stock of the Company to be voted on by the Company's Board of Directors.

   (IV) Notwithstanding the foregoing, in the event a Sale transaction (as described in Paragraph (III)) takes the form of a minority equity investment in the Company by Taiho Pharmaceutical Co., Ltd. or its affiliates, then Vector's Success Fee shall be reduced to equal 4% of the amount by which the aggregate consideration exceeds $4 million.

   (V) If an agreement for a Distribution Arrangement is entered into or a Distribution Arrangement is consummated (i) within the Engagement Period with any Party, or (ii) during the Continuing Rights Period with a Protected Party, the Company agrees to pay Vector a Success Fee equal to $200,000 payable in cash at the time of closing of each such Distribution Arrangement, plus, at Vector's option, either (a) a warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of the greater of $2.00 per share or 80% of the average closing price of the Company's Common Stock for the five days immediately preceding the date on which such Distribution Arrangement is announced, such warrant having the same terms and conditions as the Warrant (except the warrants paid as part of the Success Fee shall be exercisable for a period of five years from the date of issue); or (b) 5% of net sales resulting from the Distribution Arrangement, subject to a maximum fee to Vector, pursuant to this subsection (b), of $300,000 per Distribution Arrangement, resulting in a total fee to Vector pursuant to this subsection (b) of a maximum of $500,000 per Distribution Arrangement (calculated as the sum of $200,000 payable at the time of closing and $300,000 pursuant to subsection
(b)). A Distribution Arrangement is a joint venture, partnership, license or other contract or agreement relating to the development, manufacturing, marketing, distribution, sale or other activity relating to any of the Company's products on a worldwide or regional basis, where regional is defined as the United States, major regions of Europe, major regions of Latin America, or major regions of Asia (excluding such regions of Asia for which the Company has existing distribution arrangements in place). Notwithstanding the foregoing, a Distribution Arrangement for a major region of Asia will not include arrangements entered into with companies with which the Company is currently in discussions, unless the Company requests Vector's assistance in consummating such arrangement(s).


   (VI) In the event Vector identifies a potential transaction which would not qualify as a Distribution Arrangement as defined above, prior to disclosure of such prospective partner or partners (i) Vector shall first advise the Company as to the proposed country or territory and (ii), if the Company desires to pursue an arrangement with respect to such country or territory, Vector and the Company shall negotiate in good faith the appropriate fee due Vector; provided that Vector shall not be entitled to any fee with respect to any party with which the Company had previously, or is then currently, engaged in discussions regarding an arrangement unless, at the Company's request, Vector provides services in connection with such arrangements.

   (VII) Subject to the consummation of a Distribution Arrangement, if the Company elects to undertake any private placement(s) or public offering(s) of equity securities for an amount exceeding $5,000,000, Vector shall have the right of first refusal to represent the Company as exclusive placement agent in the case of a private placement(s) or as a lead-manager in the case of a public offering(s). The right of first refusal shall terminate eighteen months after its commencement date. It is understood that the fees payable to Vector shall be normal and customary for transactions of such type among firms qualified to perform such services. It is also understood that the economic terms and conditions for Vector in the case of a public offering shall be at least as favorable to Vector as they are for any other co-manager in such offering. The terms and conditions of any offering(s), as well as the timing of such offering(s) shall be subject to general market conditions.

   (VIII) In order to coordinate the efforts to effect a transaction satisfactory to the Company during the Engagement Period, in the event that the Company or its directors, management or shareholders initiate or receive any meaningful inquiry or are otherwise aware of the interest of any third party concerning any transaction as contemplated in this agreement, the Company agrees to promptly inform Vector of the third party and its interest and request that Vector perform its services as contemplated hereunder.


   (IX) Notwithstanding anything herein to the contrary, either party may terminate the Engagement Period upon a material breach by the other party of the terms and conditions set forth herein, provided that the party claiming such material breach has given the breaching party 30-days' prior written notice detailing the cause of such material breach, thereby allowing the breaching party an opportunity to cure. Notwithstanding any early termination of the Engagement Period in accordance with the preceding sentence, Vector shall still be entitled to receive its Success Fee (as set forth in Paragraphs
(III), (IV) and (V) above) with respect to transactions consummated with Protected Parties, which transactions were agreed to or consummated during the Engagement Period or the Continuing Rights Period.

   (X) Any financial advice rendered by us pursuant to this agreement may not be disclosed publicly in any manner without our prior written approval, except as required by law, and will be treated by us as confidential. The Company will provide us with all financial and other information requested by us for the purposes of rendering our services pursuant to this agreement.

   (XI) All nonpublic information given to us by the Company will be treated by us as confidential. We may rely, without independent verification, on the accuracy and completeness of all information furnished to us by the Company or any other party or potential party to any transaction contemplated hereunder.





   (XII) Since Vector will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Vector have entered into a separate letter agreement, dated the date hereof, providing for the indemnification by the Company of Vector and certain related entities. A copy of such letter agreement is attached to this letter.

   Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                              Sincerely yours,


                              VECTOR SECURITIES INTERNATIONAL, INC.
                              By:  /s/ Barry M. Deutsch
                              ----------------------------
                              Barry M. Deutsch
                              Vice President

Confirmed as of the date hereof:

THE FEMALE HEALTH COMPANY

By:  /s/ O.B. Parrish
------------------------------
O.B. Parrish
Chairman and Chief Executive Officer